UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 25, 2018 (June 19, 2018)

CRITEO S.A.
(Exact name of registrant as specified in its charter)

France	001-36153	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

32, rue Blanche, Paris - France	75009
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: +33 14 040 2290
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)        Compensatory Arrangements of Certain Officers

On June 19, 2018, Criteo S.A. (the “Company”) entered into a transition and separation agreement with Mr. Eric Eichmann, the Company’s former Chief Executive Officer, pursuant to which Mr. Eichmann’s Management Agreement with the Company has been terminated, effective as of April 25, 2018 (the “Transition Date”), and Mr. Eichmann will continue employment with the Company in a non-executive capacity as advisor to the Chief Executive Officer to assist with transition duties for a period (the “Employment Transition Period”), commencing on the Transition Date and ending on August 31, 2018 (the “Separation Date”).
Pursuant to the agreement, during the Employment Transition Period, Mr. Eichmann will, subject to applicable withholding taxes (i) continue to receive his current base salary; (ii) remain eligible to participate in the Company’s standard employee benefit plans; and (iii) continue to vest in outstanding long-term incentive awards in accordance with the applicable plan documents and agreements, provided that Mr. Eichmann will not be eligible for any new long-term incentive grant in 2018 or thereafter.  On the Separation Date, the agreement provides that Mr. Eichmann will become entitled to receive the severance benefits provided to him under his Management Agreement with the Company, including the payment of 12 months’ base salary (equal to $582,000) in installments; payment of a pro-rated target bonus (equal to $387,801) for the year of termination; continued life and disability insurance and health insurance coverage for 12 months; vesting of the number of outstanding unvested stock options and time-based restricted stock units, if any, that would have vested had he remained in office for six (6) months following the Separation Date; and vesting of a pro-rata portion of outstanding performance-based restricted stock units, if any, that would have vested had he remained in office for six (6) months following the Separation Date, that were eligible to vest based on actual financial performance at the end of the applicable performance year, subject to the terms of the Company’s equity incentive plans.  In addition, pursuant to the agreement, the Company will pay Mr. Eichmann $300,000 in lieu of any 2018 long-term incentive that may have otherwise been awarded to Mr. Eichmann, which will be paid in a cash lump sum on the same date as the first installment of Mr. Eichmann’s salary continuation payments.  The severance benefits described above are subject to Mr. Eichmann’s execution of a general release of claims, as well as his continued compliance with the terms of the agreement and his Protective Covenants Agreement with the Company.
The foregoing description of Mr. Eichmann’s transition and separation agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 10.21 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.21	Transition and Separation Agreement, effective as of April 25, 2018, by and between Eric Eichmann and Criteo S.A.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Criteo S.A.

Date: June 25, 2018	By:	/s/ Benoit Fouilland
	Name:	Benoit Fouilland
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.21	Transition and Separation Agreement, effective as of April 25, 2018, by and between Eric Eichmann and Criteo S.A.